Exhibit 13(b)

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT, dated as of •, 2016 (this “Agreement”), is by and between Great Elm Capital Group, Inc., a Delaware corporation (the “Licensor”), and Great Elm Capital Corp., a Maryland corporation (the “Company”).

RECITALS

To its knowledge, Licensor is the owner of the trade name “Great Elm Capital Corp.”  and related trademarks, further defined as the “Licensed Rights” in Section 1 below, in the United States of America (the “Territory”);

Pursuant to the Investment Advisory Agreement dated as of the date hereof, by and between Great Elm Capital Management, Inc. (“GECM”), a subsidiary of the Licensor, and the Company (the “Advisory Agreement”), the Company has engaged GECM to act as the investment adviser to the Company; and

The Company desires to use the Licensed Rights in connection with the operation of its business, and Licensor is willing to permit the Company to use the Licensed Rights, subject to the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

1.                                      LICENSED RIGHTS

1.1                               License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Company, and the Company hereby accepts from Licensor, a personal, non-exclusive, non-transferable, royalty-free right and license to use the name Great Elm Capital Corp., Great Elm Capital and Great Elm Capital Corp logos as provided by the Licensor to the Company and the greatelmcc.com domain (collectively, the Licensed Rights”) solely and exclusively as an element of the Company’s own company name and in connection with the business of the Company of making investments. Except as provided above, neither the Company nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the Licensed Rights or any derivative thereof without the prior express written consent of Licensor in its sole and absolute discretion. All rights not expressly granted to the Company hereunder shall remain the exclusive property of Licensor. The Company shall not have a right to sublicense the Licensed Rights except to a wholly-owned subsidiary and any sublicense shall terminate if such entity ceases to be a wholly-owned subsidiary.

1.2                               Licensor’s Use.  Nothing in this Agreement shall preclude Licensor, its affiliates, or any of their respective successors or assigns from using or permitting other entities to use the Licensed Rights whether or not such entity directly or indirectly competes or conflicts with the Company’s business in any manner.

2.                                      OWNERSHIP

2.1                               Ownership.  The Company acknowledges and agrees that Licensor is the owner of all right, title, and interest in and to the Licensed Rights, and all such right, title, and interest shall remain with Licensor. The Company shall not otherwise contest, dispute, or challenge Licensor’s right, title, and interest in and to the Licensed Rights during the term of this Agreement or anytime thereafter.

2.2                               Goodwill.  All goodwill and reputation generated by the Company’s use of the Licensed Rights shall inure to the benefit of Licensor. The Company shall not by any act or omission use the Licensed Rights in any manner that disparages or reflects adversely on Licensor or its business or reputation. Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given in that party’s sole discretion.

3.                                      COMPLIANCE

3.1                               Quality Control.  In order to preserve the inherent value of the Licensed Rights, the Company agrees to use the Licensed Rights in a manner that maintains the quality of the Company’s business and the operation thereof equal to the standards prevailing in the operation of Licensor’s business. The Company further agrees to use the Licensed Rights and to operate the Company’s business in accordance with quality standards established by Licensor from time to time. At Licensor’s request, the Company will provide Licensor with samples of the Company’s use of the Licensed Rights and, if Licensor determines that such use does not conform to such standards, the Company will make such change as shall be requested by Licensor within thirty days of written notice from Licensor.

3.2                               Compliance With Laws.  The Company agrees that the business operated by it in connection with the Licensed Rights shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the business, and shall notify Licensor of any action that must be taken by the Company to comply with such law, rules, regulations or requirements.

3.3                               Notification of Infringement.  Each party shall promptly notify the other party and provide to the other party all relevant background facts upon becoming aware of (a) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Licensed Rights, and (b) any infringements, imitations, or illegal use or misuse of the Licensed Rights in the Territory.

3.4                               Costs.  During the term of this Agreement, Licensor shall direct and manage the registration and maintenance of the Licensed Rights, however the cost of registering and maintaining the Licensed Rights shall be borne by the Company

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                               Mutual Representations.  Each party hereby represents and warrants to the other party as follows:

(a)                                 Due Authorization.  Such party is an entity duly formed and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b)                                 Due Execution.  This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c)                                  No Conflict.  Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter, by-laws or limited liability company agreement (or similar organizational documents) of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

4.2                               No Implied Warranty. Licensor makes no representation or warranty (express or implied) to the Company with respect to Licensor’s right to use and/or license the Licensed Rights.

5.                                      TERM AND TERMINATION

5.1                               Term.  This Agreement shall expire (a) upon expiration or termination of the Advisory Agreement; (b) if GECM ceases to serve as investment adviser to the Company; or (c) by Licensor or the Company upon sixty days’ written notice to the other party.

5.2                               Upon Termination.  Upon expiration or termination of this Agreement, all rights granted to the Company under this Agreement with respect to the Licensed Rights shall cease, and the Company shall immediately discontinue use of the Licensed Rights. For one year following termination of this Agreement, the Company shall specify on all public-facing materials in a prominent place and in prominent typeface that the Company is no longer operating under the Licensed Rights and is no longer associated with Licensor.  The Company stipulates that upon expiration or termination of this Agreement, the Company will be required to change its corporate name.

6.                                      MISCELLANEOUS

6.1                               Amendment of this Agreement.  No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

6.2                               Due Authorization; Enforceability; No Conflict.  Each party represents and warrants to each other party that: (a) the execution and delivery of this Agreement by such party and the performance by such party of its obligations hereunder have been duly authorized by all necessary actions on the part of such party, (b) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except to the extent limited by general principles of equity and bankruptcy, insolvency or similar laws and general equitable principles affecting the rights of creditors generally and (c) the execution and delivery of this Agreement by such party and the performance by such party of its obligations hereunder (i) do not conflict with such party’s organizational or governing documents and (ii) do not conflict with, result in a breach or violation of, or constitute a default under any law, regulations, rule or any order of any governmental authority applicable to such party or any material contract to which such party or such party’s property is bound.

6.3                               Independent Contractors.  Except as expressly provided or authorized in the Advisory Agreement, neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.4                               Choice of Law.  Other than the provisions of the Maryland General Corporation Law that are applicable to corporate formalities, this Agreement and the transactions contemplated hereby will be governed by (a) the laws of the State of Delaware that are applicable to contracts made in and performed solely in Delaware, and (b) the applicable provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).  In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

6.5                               Enforcement.

(a)                                 Any dispute arising under, related to or otherwise involving this Agreement will be litigated in the Court of Chancery of the State of Delaware.  The parties agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware and waive trial by jury.  The parties do not consent to mediate any disputes before the Court of Chancery.

(b)                                 Notwithstanding the foregoing, if there is a determination that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any dispute arising under this Agreement, the parties agree that: (i) such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Superior Court of Delaware of and for the County of New Castle; (ii) if the Superior Court of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware of and for the County of Newcastle; and (iii) if the Complex Commercial Litigation Division of the Superior Court of the State of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the United States District Court for the State of Delaware.

(c)                                  Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware courts in connection with any dispute arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for relief from the Delaware courts or any other court or governmental body and (iii) agrees that it will not bring any action arising under this Agreement in any court other than the Delaware courts.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE NEGOTIATION OR ENFORCEMENT HEREOF.

(d)                                 Process may be served in the manner specified in Section 6.6, such service will deemed effective on the date of such notice, and each party irrevocably waives any defenses or objections it may have to service in such manner.

(e)                                  The parties irrevocably stipulate that irreparable damage would occur if any of the provisions of this Agreement were not performed per their specific terms.  Accordingly, each party will be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

(f)                                   The court shall award attorneys’ fees and expenses and costs to the substantially prevailing party in any action (including appeals) for the enforcement or interpretation of this Agreement.  If there are cross claims in such action (including appeals), the court will determine which party is the substantially prevailing party as to the action as a whole and award fees, expenses and costs to such party.

(g)                                 Nothing herein shall constitute a waiver or limitation of any rights which the Company may have, if any, under any applicable law.

6.6                               Notices.  All notices and other communications hereunder will be in writing and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a)	If to the Licensor:	Great Elm Capital Group, Inc.
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel;

(b)	If to the Company:	Great Elm Capital Corp.
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel

6.7                               No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties, and no other person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third party beneficiary hereof.

6.8                               Assignment.  No party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other parties.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any assignment in violation of this Section 6.8 will be null and void.

6.9                               No Waiver.  No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.10                        Severability.  Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

6.11                        Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

6.12                        Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party.  Each party need not sign the same counterpart.

6.13                        Construction and Interpretation.  When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified.  The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter.  Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.  A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.  If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  No prior draft of this Agreement will be used in the interpretation or construction of this Agreement.  The parties intend that each provision of this Agreement will be given full separate and independent effect.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided herein, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement.  References to documents includes electronic communications.

Each party has executed this Agreement as of the date first written above.

GREAT ELM CAPITAL GROUP, INC.

By:
Name:
Title:

GREAT ELM CAPITAL CORP.

By:
Name:
Title: